Exhibit 99.1

470 Park Avenue South, New York, NY 10016 (212) 725-4500	News

FOR IMMEDIATE RELEASE
Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY TO WEB CAST PRESENTATION AT CANACCORD ADAMS GLOBAL GROWTH CONFERENCE

—ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR JULY 2007—

BOHEMIA, N.Y. – August 6, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Canaccord Adams 2007 Annual Global Growth Conference in Boston on Tuesday, August 7, 2007.

The presentation is scheduled to be web cast live on the Company web site, www.nbty.com on Tuesday, August 7, 2007 at 3:00 PM Eastern Time.

NBTY’s preliminary unaudited net sales results for July 2007 by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JULY

($ In Millions)

	2007	2006	% Change

Wholesale/ US Nutrition	$72	$69	4%

North American Retail	$18	$19	-1%

European Retail	$53	$45	17%

Direct Response/E-Commerce	$15	$16	-2%

Total	$158	$148	7%

European Retail net sales in local currency increased 7% for July 2007.  North American Retail same store sales increased 1% in July 2007.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.